Exhibit 10.1
FIRST BUSINESS FINANCING MODIFICATION AGREEMENT

This First Business Financing Modification Agreement is entered into as of June 21, 2011, by and between Vertro, Inc. a Delaware corporation, and ALOT, Inc., a Delaware corporation (jointly and severally, the “Borrower”) and Bridge Bank, National Association (“Lender”).

1.    DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated December 17, 2009 by and between Borrower and Lender (as amended from time to time, the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and Business Financing Agreement, and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2.    DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Business Financing Agreement:

1)	New Section 1.6 is hereby added as follows:
“1.6    Growth Capital Advances.

(a)    Subject to and upon the terms and conditions hereof, Lender agrees to make Growth Capital Advances to Borrower in two (2) tranches, Tranche A and Tranche B. Borrower may request Growth Capital Advances under Tranche A at any time from June 21, 2011 through the Tranche A Availability End Date. Borrower may request Growth Capital Advances under Tranche B at any time from the Tranche A Availability End Date through the Tranche B Availability End Date. The aggregate outstanding amount of Tranche A Growth Capital Advances and Tranche B Growth Capital Advances shall not exceed $1,500,000 in the aggregate. Each Growth Capital Advance shall be in an amount of at least Five Hundred Thousand Dollars ($500,000).

(b)    Interest shall accrue from the date of each Growth Capital Advance at the Growth Capital Finance Charge Percentage, and shall be payable monthly on the tenth (10th) day of each month. Borrower may choose to have any Growth Capital Advances immediately amortize, in which case any such Growth Capital Advances shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on the tenth (10th) day of the month next following the making of such Growth Capital Advance and continuing on the same day of each month thereafter until paid in full. Growth Capital Advances that are outstanding under Tranche A on the Tranche A Availability End Date shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on January 10, 2012, and continuing on the same day of each month thereafter through the Tranche A Growth Capital Maturity Date. Any Growth Capital Advances that are outstanding under Tranche B on the Tranche B Availability End Date shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on July 10, 2012 and continuing on the same day of each month thereafter through the Tranche B Growth Capital Maturity Date. Growth Capital Advances, once repaid, may not be reborrowed. Borrower may prepay any Growth Capital Advances in whole or in part without penalty or premium. Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities without reamortization of the repayment schedule for the remaining principal balance.”

2)	New Section 4.2(e) is hereby added as follows:

“(e)    Growth Capital Advance Annual Facility Fee. On June 21, 2011 and annually thereafter until all Growth Capital Advances have been repaid in full, a Growth Capital Advance Facility Fee in the amount of $7,500.”

3)	Section 6.7 is hereby amended in its entirety as follows:
“6.7    Provide Lender with a Compliance Certificate no later than 30 days following the end of each month or as requested by Lender.”

4)	New Section 6.15 is hereby added as follows:

“6.15    Provide Lender with annual financial projections no later than 30 days following the end of each calendar year.”

5)	New Section 6.16 is hereby added as follows:

6)
“6.16    Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein:

(a)	Asset Coverage Ratio not at any time less than 1.25 to 1.0.”

7)	Section 9.1(f) is hereby amended and restated in its entirety as follows

“(f)    Judgments. Any judgments or arbitration awards are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds $500,000.”

8)	Section 18 is hereby amended and restated in its entirety as follows:

“Term and Termination. The terms of this Agreement with respect to the financing of Receivables shall continue from the date hereof through the Maturity Date; notwithstanding the foregoing, Borrower and Lender each have the right to terminate the financing of Receivables under this Agreement at any time upon notice to the other: provided that no such termination shall affect Lender's security interest in the Financed Receivables and other Collateral, and this Agreement shall continue to be effective, and the obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 11 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run, and Lender's rights and remedies hereunder shall survive any such termination, until all transactions entered into and Obligations incurred hereunder or in connection herewith have been completed and satisfied in full. Upon any such termination, Borrower shall, upon demand by Lender, immediately repay all Advances and any Growth Capital Advances then outstanding.”

9)	Borrower hereby agrees that any credit card services that continue beyond the Maturity Date shall immediately be cash secured to the satisfaction of Bank.

10)	The following defined terms are hereby amended, restated, or inserted into Section 14.1 entitled “Definitions”:

“Asset Coverage Ratio” means all cash maintained with Lender, plus Eligible Receivables divided by the total amount of the Obligations.
“Credit Limit” means $6,500,000, which is intended to be the maximum amount of Advances at any time outstanding.
“Finance Charge Percentage” means a rate per year equal to the Prime Rate plus 1.00 percentage points plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.
"Growth Capital Finance Charge Percentage" means a rate per year equal to the Prime Rate plus 1.00 percentage points plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.
“Growth Capital Advance(s)” means a cash advance or cash advances made by Lender pursuant to the terms of Section 1.6 hereof.
“Maintenance Fee” means for any Monthly Period, the amount equal to 0.10 percentage points of the average daily Account Balance for such Monthly Period;
“Maturity Date” means June 20, 2013.
“Prime Rate” means the greater of 3.25% per year or the variable per annum rate of interest most recently announced by Lender as its “Prime Rate.” Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender's Prime Rate.
“Tranche A” has the meaning assigned in Section 1.6
“Tranche A Availability End Date” means December 18, 2011.
“Tranche A Growth Capital Advance” or “Tranche A Growth Capital Advances” means any Growth Capital Advances(s) made under Tranche A.
“Tranche A Growth Capital Maturity Date” means December 10, 2014.
“Tranche B” has the meaning assigned in Section 1.6
“Tranche B Availability End Date” means June 15, 2012.
“Tranche B Growth Capital Advance” or “Tranche B Growth Capital Advances” means any Growth Capital Advances(s) made under Tranche B.
“Tranche B Growth Capital Maturity Date” means June 10, 2015.
3.    CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.    PAYMENT OF FEES. Borrower shall pay Lender all reasonable out-of-pocket expenses.

5.    NO DEFENSES OF BORROWER/GENERAL Release. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Borrower acknowledges that Lender would not enter into this First Business Financing Modification Agreement without Borrower's assurance that it has no claims against Lender or any of Lender's officers, directors, employees or agents. Except for the obligations arising hereafter under this First Business Financing Modification Agreement, each Borrower releases Lender, and each of Lender's and entity's officers, directors and employees from any known or unknown claims that Borrower now has against Lender of any nature, including any claims that Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Borrower waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The provisions, waivers and releases set forth in this section are binding upon each Borrower and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this First Business Financing Modification Agreement and the Agreement, and/or Lender's actions to exercise any remedy available under the Agreement or otherwise.

6.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this First Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this First Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this First Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this First Business Financing Modification Agreement. The terms of this paragraph apply not only to this First Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.
8.    CONDITIONS. The effectiveness of this First Business Financing Modification Agreement is conditioned upon (i) the due execution and delivery to Lender of this First Business Financing Modification Agreement, (ii) the payment by Borrower of all fees then due and owing in accordance with Section 4.2 hereof and (iii) the due execution and delivery to Lender of a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this First Business Financing Modification Agreement.9.    COUNTERSIGNATURE. This First Business Financing Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:

VERTRO, INC.

By: /s/ Peter A. Corrao
Name: Peter A. Corrao
Title: President & CEO

Address for Notices:
143 Varick Street
New York, NY 10013
Fax:

BORROWER:

ALOT, INC.

By: /s/ Peter A. Corrao
Name: Peter A. Corrao
Title: President & CEO

Address for Notices:
143 Varick Street
New York, NY 10013
Fax:
LENDER: BRIDGE BANK, NATIONAL ASSOCIATION By: /s/ Lee A. Shodiss Name: Lee A. Shodiss Title: Senior Vice President & Manager Address for Notices: 55 Almaden Blvd. San Jose, CA 95113 Fax: (408)423-8510